Exhibit 10.1

Kathy Allanson

Dear Kathy,

On behalf of VirnetX Holding Corporation (the "Company"), I am pleased to offer you a position as CFO of VirnetX, Inc. This have a probational period for 90 days after which you will be moved to the permanent position in which the percentage has been agreed upon. If you decide to accept this offer, you will receive an annual salary of $295,000.00, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to participate in certain employee benefit programs after the 90 days probation period. Benefits will be subject to the satisfaction of any eligibility requirements and subject to the terms of such benefit programs. You will be eligible to receive Medical, Dental, and Vision insurance 30 (thirty) days after your start day, as well as participation in the 401k retirement program after 90 (ninety) days. In addition, you will be eligible for bonuses subject to performance review. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

In addition, the Company grants you an option to purchase 120,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Common Stock as of the date hereof. 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company's 2013 Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks' notice.

The Company reserves the right to conduct background investigations and/or reference checks on all its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

VirnetX 308 Dorla Ct Ste. 206 | PO Box 439 Zephyr Cove, NV 89448
Main Office (775) 548-1785 | Fax (775) 580-7527
info@VirnetX.com www.VirnetX.com

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the "Employment Agreement") which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, pursuant to the terms set forth in the Employment Agreement. Please note that we must receive your signed Employment Agreement before your first day of employment.

VirnetX 308 Dorla Ct Ste. 206 | PO Box 439 Zephyr Cove, NV 89448
Main Office (775) 548-1785 | Fax (775) 580-7527
info@VirnetX.com www.VirnetX.com

To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be September 1st, 2021. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed, and returned by September 1, 2020.

We look forward to your favorable reply and to working with you.

Sincerely,

/s/ Kendall Larsen
Kendall Larsen
Chief Executive Officer

Agreed to and accepted:
Signature: /s/ Kathy Allanson
Printed Name: Kathy Allanson
Date: 9/1/2021

VirnetX 308 Dorla Ct Ste. 206 | PO Box 439 Zephyr Cove, NV 89448
Main Office (775) 548-1785 | Fax (775) 580-7527
info@VirnetX.com www.VirnetX.com